Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of National Oilwell Varco, Inc., for the registration of 57,408,083 shares of its common stock and to the incorporation by reference therein of our report dated March 29, 2005, with respect to the consolidated financial statements and schedule of Grant Prideco, Inc., for the year ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
January 24, 2008